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EXHIBIT 23.2

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

        We consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form S-3 and related Prospectus of dj Orthopedics, Inc. for the registration of shares of its common stock to be filed on or about May 21, 2004 and to the incorporation by reference therein of our report dated January 20, 2004 except for Note 14, as to which the date is February 24, 2004, with respect to the consolidated financial statements and schedule of dj Orthopedics, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

ERNST & YOUNG LLP

San Diego, California
May 18, 2004

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  EXHIBIT 23.2